As filed with the Securities and Exchange Commission on December 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST MAJESTIC SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

925 West Georgia Street, Suite 1800

Vancouver, British Columbia V6C 3L2

Canada

(604) 688-3033

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Raymond Polman Chief Financial Officer First Majestic Silver Corp. 925 West Georgia Street, Suite 1800 Vancouver, British Columbia V6C 3L2 Canada (604) 688-3033	James Beeby Bennett Jones LLP 666 Burrard Street, Suite 2500 Vancouver, British Columbia V6C 2X8 Canada (604) 891-5326

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

	3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares
Warrants
Subscription Receipts
Units
Total	$300,000,000	$300,000,000	$32,730

(1)

There are being registered under this registration statement such indeterminate number of common shares, warrants or subscription receipts of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price of not to exceed $300,000,000. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada other than Québec (the “Qualifying Provinces”) but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This preliminary short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the Qualifying Provinces that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at its head office at 1800 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, telephone (604) 688-3033 and are also available electronically at www.sedar.com.

Subject to Completion, dated December 14, 2020

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	December , 2020

US$300,000,000

Common Shares

Subscription Receipts

Units

Warrants

This short form base shelf prospectus (the “Prospectus”) relates to the offer and sale by First Majestic Silver Corp. (“First Majestic”, the “Company”, “we” or “us”) from time to time of common shares (the “Common Shares”), subscription receipts (the “Subscription Receipts”), warrants to purchase other Securities (as defined herein) (the “Warrants”) and units (the “Units”) comprised of one or more of any of the other securities or any combination of such securities up to an aggregate total offering price of US$300,000,000 (or the equivalent thereof in Canadian dollars or any other currencies) during the 25-month period that this Prospectus, including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (each, a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders (each, a “Selling Securityholder”) of the Company may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

First Majestic is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular offering of Securities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement, including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; and (iv) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All applicable shelf information permitted under applicable laws to be omitted from this Prospectus that has been omitted will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery has been obtained. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

The Company and the Selling Securityholder(s) may offer and sell Securities to, or through, underwriters, dealers or agents and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions under applicable securities laws. See “Plan of Distribution”. The Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company or the Selling Securityholder(s), if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter of an “at-the-market distribution”, as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “FR” and are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AG”. On December 11, 2020, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was C$13.74 and on the NYSE was US$10.77.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Units and Warrants will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which Subscription Receipts, Units and Warrants may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Units and Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Company’s head office is located at 1800 - 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, and its registered office is located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia, V6C 2X8.

Keith Neumeyer, the President, Chief Executive Officer and a director of the Company, resides outside of Canada and has appointed Bennett Jones LLP at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8 as his agent for service of process in Canada. Prospective investors are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company’s website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to “First Majestic”, “the Company”, “we” or “us” include direct and indirect subsidiaries of First Majestic, where applicable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference herein contain “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “forecast”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements”. These statements relate to future events or the Company’s future performance, business prospects or opportunities that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management made in light of management’s experience and perception of historical trends, current conditions and expected future developments. Forward-looking statements include, but are not limited to statements with respect to:

•	future financings;

•	the redemption and/or conversion of the Company’s securities;

•	the Company’s business strategy;

•	future planning processes;

•	commercial mining operations, anticipated mineral recoveries, projected quantities of future mineral production, interpretation of drill results and other technical data;

•	anticipated development, expansion, exploration activities and production rates and mine plans and mine life;

•	the estimated cost and timing of plant improvements at the Company’s operating mines and development of the Company’s development projects;

•	the timing of completion of exploration and drilling programs and preparation of technical reports;

•	viability of the Company’s projects;

•	the completion of preliminary economic assessments;

•	the restarting of operations at the Company’s non-operating mines;

•	anticipated reclamation and decommissioning activities;

•

the Company’s future financial position including operating efficiencies, cash flow, capital budgets, costs and expenditures, cost savings, allocation of capital, the Company’s share price, and statements with respect to the recovery of value added tax receivables and the tax regime in México;

•	the conduct or outcome of outstanding litigation, regulatory proceedings, negotiations or proceedings under NAFTA (as defined herein) or other claims;

•	the Company’s plans with respect to enforcement of certain judgments in favour of the Company and the likelihood of collection under those judgments;

•	the Company’s ability to comply with future legislation or regulations and the Company’s intent to comply with future regulatory matters;

•	future regulatory trends, future market conditions, future staffing levels and needs and assessment of future opportunities of the Company;

•	future payments of dividends by the Company;

•	assumptions of management;

•	maintaining relations with local communities;

•	maintaining relations with employees;

•	renewing contracts related to material properties;

•	the Share Repurchase Program (as defined in the Annual Information Form (as defined herein));

•	those factors identified under the caption “General Development of the Business - Risk Factors” in the Annual Information Form;

•	expectations regarding the effect of the COVID-19 (as defined herein) pandemic on the Company’s operations, the global economy and the market for the Company’s products and securities; and

•	those factors contained elsewhere in the documents incorporated by reference herein.

All statements other than statements of historical fact may be forward-looking statements. Statements concerning Proven and Probable Mineral Reserves and Mineral Resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered as and if the property is developed, and in the case of Measured and Indicated Mineral Resources or Proven and Probable Mineral Reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among other things, global economic conditions, including public health threats, changes in commodity prices and, particularly, silver and gold prices, changes in exchange rates, access to skilled mining development and mill production personnel, labour relations, costs of labour, relations with local communities and aboriginal groups, results of exploration and development activities, accuracy of resource estimates, uninsured risks, defects in title, availability and costs of materials and equipment, inability to meet future financing needs on acceptable terms, risk relating to declaration, timing and payment of dividends, availability of strategic alternatives, changes in national or local governments, risks associated with the COVID-19 pandemic, changes in applicable legislation or application thereof, timeliness of government approvals, results of litigation including appeals of judgements, resolutions of claims and arbitration proceedings, negotiations and regulatory proceedings, assessments by government agencies, actual performance of facilities, equipment, processes relative to specifications and expectations and unanticipated environmental impacts on operations, and outcomes of tax assessments in México. This is not an exhaustive list of the risks and other factors that may affect any of the Company’s forward-looking statements. Additional factors that could cause actual results to differ materially include, but are not limited to, the risk factors referred to under “Risk Factors” in this Prospectus, as well as those described in the documents incorporated by reference herein, and in particular under the heading “Risk Factors” in the Annual Information Form, and in other disclosure documents of the Company filed at www.sedar.com.

The Company believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Prospectus, including the documents incorporated by reference herein should not be unduly relied upon. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING

PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

This Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of the securities laws in effect in Canada which differ from the requirements of United States securities laws. All mining terms used herein but not otherwise defined have the meanings set forth in National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of Proven and Probable Reserves (“Mineral Reserves” or “Reserves”) used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three year history average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “Mineral Resource”, “Measured Mineral Resource”, “Indicated Mineral Resource” and “Inferred Mineral Resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and normally are not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian securities laws, estimates of Inferred Mineral Resources may not form the basis of feasibility or prefeasibility studies, except in certain specific cases. Additionally, disclosure of “contained ounces” in a resource is permitted disclosure under Canadian securities laws, however the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measurements.

The SEC has adopted amended mining disclosure rules that, when effective, will replace Industry Guide 7. The SEC’s new rules will become effective in 2021. However, as a filer under the multi-jurisdictional disclosure system adopted by the United States and Canada, such new rules will not be applicable to offerings under this Prospectus.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements of United States federal securities laws and the rules and regulations thereunder.

See “Glossary of Certain Technical Terms” in the Annual Information Form, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and the documents incorporated by reference herein.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS, which differs from United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in United States dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as”$” or “US$”. Canadian dollars are referred to as “C$”. The high, low and closing exchange rates for Canadian dollars in terms of the United States dollar for each of the indicated periods, as quoted by the Bank of Canada, were as follows:

	Year ended December 31 (C$)
	Nine months ended Sept 30, 2020	2019	2018	2017
High	1.3616	1.3600	1.3310	1.3743
Low	1.3042	1.2988	1.2288	1.2128
Closing	1.3339	1.2988	1.3168	1.2545

On December 11, 2020, the last business day prior to the date of this Prospectus, the exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 = C$1.2769.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada other than Québec (the “Qualifying Provinces”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at its head office at 1800 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2, telephone (604) 688-3033, and are also available electronically through the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com or through EDGAR at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As of the date hereof, the following documents, filed by the Company with the securities commissions or similar authorities in each of the Qualifying Provinces, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or a Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in the Prospectus or a Prospectus Supplement, as further described below:

(a)	the annual information form of the Company for the year ended December 31, 2019 dated March 30, 2020 (the “Annual Information Form”);

(b)

the audited consolidated financial statements of the Company for the years ended December 31, 2019 and 2018, together with the independent registered public accounting firm’s report thereon and the notes thereto (the “Annual Financial Statements”);

(c)	the management’s discussion and analysis of the Company for the year ended December 31, 2019;

(d)

the unaudited condensed interim consolidated financial statements of the Company for the three and nine months ended September 30, 2020 and September 30, 2019 together with the notes thereto (the “Interim Financial Statements”);

(e)	the management’s discussion and analysis of the Company for the three and nine months ended September 30, 2020 (the “Interim MD&A”);

(f)	the management information circular of the Company dated May 1, 2020 prepared in connection with the annual meeting of shareholders of the Company held on June 9, 2020; and

(g)

the material change report dated June 18, 2020 regarding the execution by the Company of the Equity Distribution Agreement (as defined herein) with BMO Capital Markets Corp. and TD Securities (USA) LLC.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 -Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus; rather only such statement as modified or superseded shall be considered to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual audited consolidated financial statements and management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management’s discussion and analysis filed shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consent of Deloitte LLP; (3) powers of attorney from certain of the Company’s directors and officers; and (4) the consents of the “qualified persons” referred to in this Prospectus under “Interests of Experts”. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedar.com. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov. Reports and other information filed by the Company with, or furnished to, the SEC may also be inspected and copied for a fee at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

THE COMPANY

First Majestic is in the business of the production, development, exploration and acquisition of mineral properties with a focus on silver production in México. As such, the Company’s business is dependent on foreign operations in México. The Company currently owns and operates three producing mines in México:

1.	the La Encantada Silver Mine in Coahuila State (“La Encantada Silver Mine” or “La Encantada”);
2.	the Santa Elena Silver/Gold Mine in Sonora State (the “Santa Elena Silver/Gold Mine” or “Santa Elena”); and
3.	the San Dimas Silver/Gold Mine in Durango State (the “San Dimas Silver/Gold Mine” or “San Dimas”).

In addition, First Majestic owns the following recently producing mines in México, the operations at each of which are currently suspended:

1.	the La Guitarra Silver Mine in México State(1);
2.	the La Parrilla Silver Mine in Durango State(2);
3.	the San Martin Silver Mine in Jalisco State (“San Martin”)(3); and
4.	the Del Toro Silver Mine in Zacatecas State(2).

Notes:

(1)	Mine placed on care and maintenance subject to an improvement in the economic situation to justify a restart.
(2)	All mining and processing activities temporarily suspended subject to an improvement in the economic situation to justify a restart.
(3)

All mining and processing activities at the San Martin operation temporarily suspended due to growing insecurity in the area and safety concerns for the Company’s workforce. No mining or exploration is being carried out at San Martin at this time and the Company is unable to accurately predict when the Company will be able to resume ordinary operations.

The Company also owns two advanced-stage silver exploration and development projects in México: the La Luz Silver Project in San Luis Potosi State and La Joya Silver Project in Durango State (currently under option) as well as a number of exploration projects in México.

The Mineral Resources and Reserves reported in this Prospectus and the documents incorporated by reference herein represent the most up to date revisions completed for the Company’s operations and properties. Investors are cautioned against relying on such Mineral Resource and Reserve estimates since these estimates are based on certain assumptions regarding future events and performance such as: commodity prices, operating costs, taxes, metallurgical performance and commercial terms. Interpretations and Resource and Reserve estimates are based on limited sampling information that may not be representative of the mineral deposits.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Annual Information Form and the documents incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

On April 3, 2020, the Company announced the temporary suspension of operations at San Dimas, Santa Elena and La Encantada in accordance with the Mexican Ministry of Health’s Federal Decree to mitigate the spread of COVID-19.

On April 14, 2020, the Company announced total production in the first quarter of 2020 reached 6.2 million silver equivalent ounces consisting of 3.2 million ounces of silver and 32,202 ounces of gold. The Company further confirmed that it had withdrawn its 2020 production and costs guidance as a result of the Mexican Ministry of Health Federal Decree to temporarily suspend all mining operations.

On May 13, 2020, the Mexican government officially confirmed that mining was deemed essential and could restart on May 18, 2020. On May 23, 2020, the Mexican government authorized the Company to restart its mining operations. As a result, the Company initiated restart procedures at San Dimas, Santa Elena and La Encantada, while maintaining strict sanitary controls and supporting the local communities. Each of San Dimas, Santa Elena and La Encantada have now resumed normal operations. Worker availability at the Company’s mine sites has at times been limited but has been gradually improving and is being mitigated by increasing the use of temporary workers and contractors to replace vulnerable workers (as defined by the Mexican Ministry of Health). The Company has responded to the threat of COVID-19 through implementation of the following measures:

•

implemented preventative control measures including social distancing, personal protective equipment protocols, remote working, cancellation of any non-essential visits to the mines, comprehensive sanitation measures for the workplace and Company transportation, and pre-screening for virus symptoms;

•	construction of a temporary camp at Santa Elena which can accommodate up to 310 workers;

•	managing supply chain risk and disruption by maintaining constant communication with major suppliers and contractors and increasing supplies inventory levels at all units;

•	supporting local communities by sponsoring health professionals, medical equipment, personal protective equipment, medicine and health supplements;

•	deferring a substantial amount of discretionary capital expenditures into 2021 to maintain a strong balance sheet;

•	proactively engaging with local communities and other stakeholders to reduce the risk of COVID-19 from entering the Company’s host communities;

•

implementing programs within the Company’s areas of influence to increase awareness of the COVID-19 virus, promote good hygiene and responsible social interactions to prevent and/or contain the spread of the COVID-19 virus;

•	implementing rapid (antibody) testing at its mine sites to screen potential positive COVID-19 cases and to conduct contact tracing;

•	working to establish PCR testing (also known as polymerase chain reaction testing) capacity, either directly or through third party providers, at its mine sites; and

•	granting paid leave to vulnerable workers (as defined by the Mexican Ministry of Health).

On May 13, 2020, as discussed below under “Risk Factors—Challenges to Advance Pricing Agreement”, the Company announced that it had taken steps to serve the Government of México with a Notice of Intent to Submit a Claim (the “NAFTA Notice”) under the provisions of Chapter 11 of the North American Free Trade Agreement (“NAFTA”) with respect to the Advance Pricing Agreement (the “APA”) negotiated and finalized between the Servicio de Administracion Tributaria (the “SAT”) and Primero Empresa Minera, S.A. de C.V. (“PEM”), the Company’s Mexican subsidiary. The service of the NAFTA Notice by the Company on the Government of México initiated a 90-day process for the Government of México to enter into good faith and amicable negotiations with the Company to resolve the current dispute between the Company and the Government of México. On August 11, 2020, this 90-day process expired without any resolution of the dispute. On September 23, 2020, the Federal Court on Administrative Matters (the “Federal Court”) issued a decision nullifying the APA and directing the tax authority to re-examine the evidence and basis for the issuance of the APA. On November 12, 2020, the Company announced that it had received the written reasons for the Federal Court’s decision. In its decision, the Federal Court directed SAT to re-examine the evidence and basis for the issuance of the APA with retroactive effect, for the following key reasons (i) SAT’s errors in analyzing PEM’s request for the APA and the evidence provided in support of the request; and (ii) SAT’s failure to request from PEM certain additional information before issuing the APA. The SAT has not yet issued a new ruling. The Company has filed an appeal of the Federal Court’s decision with the Circuit Courts.

The Company has been in negotiations with the SAT with respect to the APA since its acquisition of PEM in May 2018, as more particularly set forth in the Annual Information Form. The SAT has repeatedly and unilaterally rejected requests for dispute resolution procedures, known as mutual agreement procedures, contained in three separate double taxation treaties to which México is party with Canada, Barbados and Luxembourg. The SAT has taken actions which the Company considers to be contrary to law to secure amounts it claims are owed pursuant to its reassessments of PEM issued in violation of the terms of the APA. These notifications impose certain restrictions on PEM’s ability to deal with its assets until this matter is resolved. The Company intends to continue to challenge the actions of the SAT in Mexican courts, however due to the ongoing COVID-19 crisis, the Mexican courts are currently available only on a restricted basis for further hearings on these matters and the outcome of such measures are uncertain.

On June 9, 2020, the Company entered into an equity distribution agreement (the “Equity Distribution Agreement”) with BMO Capital Markets Corp. and TD Securities (USA) LLC under which the Company may offer and sell Common Shares having an aggregate offering price of up to US$100,000,000 from time to time. Pursuant to the Equity Distribution Agreement, sales of the Common Shares were to be made in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the NYSE or other trading markets for the Common Shares in the United States. The Company filed a prospectus supplement dated June 9, 2020 under its prior base shelf prospectus dated November 5, 2018 (the “Prior Base Shelf Prospectus”) in order to qualify the Common Shares being offered under the Equity Distribution Agreement. Concurrent with entering into the Equity Distribution Agreement the Company terminated the prior equity distribution agreement. As of the date hereof, the Company has sold an aggregate of 4,350,000 Common Shares under the existing Equity Distribution Agreement for aggregate gross proceeds of approximately US$55,527,000. Offerings under the Equity Distribution Agreement were only permitted during the period prior to expiry of the Prior Base Shelf Prospectus. The Equity Distribution Agreement terminated in accordance with its terms on December 5, 2020, being the expiry date of the Prior Base Shelf Prospectus.

On June 11, 2020, the Company entered into a silver purchase agreement (the “Silver Purchase Agreement”) with Gold Canyon Resources Inc., a wholly-owned subsidiary of First Mining Gold Corp. (“First Mining”), a company listed on the Toronto Stock Exchange, pursuant to which the Company acquired a stream on 50% of payable silver produced from First Mining’s Springpole Gold Project (“Springpole”) located in Ontario, Canada. The Company is required to pay First Mining total consideration of US$22.5 million in cash and shares, over three payments, for the silver stream which covers the life of Springpole (of which the Company has advanced consideration of US$10 million to date consisting of US$2.5 million in cash and US$7.5 million in Common Shares of the Company). Upon completion and public announcement by First Mining of the results of a pre-feasibility study for Springpole, the Company is required to pay an additional US$7.5 million to First Mining, consisting of US$3.75 million in cash and US$3.75 million in Common Shares of the Company. The third and final payment of US$5 million (consisting of US$2.5 million in cash and US$2.5 million in Common Shares of the Company) will be due upon receipt by First Mining of a federal or provincial environmental assessment approval for Springpole. In addition, the Company will make ongoing cash payments of 33% of the silver spot price per ounce, to a maximum of US$7.50 per ounce, for all payable silver delivered under the Silver Purchase Agreement. In connection with the Silver Purchase Agreement First Mining granted the Company 30,000,000 common share purchase warrants, each of which will entitle the Company to purchase one common share of First Mining at C$0.40 over a period of five years. Raymond Polman (the Chief Financial Officer of the Company) and Keith Neumeyer (the Chief Executive Officer and a director of the Company) are directors of First Mining and abstained from voting on all matters related to the Silver Purchase Agreement.

On September 17, 2020, the Company completed the issuance of 5,000,000 Common Shares at a price of C$15.60 per Common Share to 2176423 Ontario Ltd., a company controlled by Eric Sprott, for gross proceeds of C$78,000,000 (the “Offering”). The Offering was completed on a bought deal basis pursuant to an underwriting agreement dated September 14, 2020 entered into by the Company and Cormark Securities Inc., as underwriter. The Offering was made pursuant to a prospectus supplement under the Prior Base Prospectus.

On October 13, 2020, the Company announced that total production in the third quarter of 2020 reached 5.2 million silver equivalent ounces consisting of 3.2 million ounces of silver and 25,771 ounces of gold. In the first nine months of 2020, the Company produced a total of 14.9 million silver equivalent ounces consisting of 8.1 million ounces of silver and 73,738 ounces of gold.

On November 30, 2020, Nicole Adshead-Bell resigned as a director of the Company.

On December 7, 2020, the Company announced that its Board of Directors had adopted a dividend policy for the Company under which the Company intends to pay quarterly dividends of 1% of the Company’s net revenues commencing after the completion of the first quarter of 2021. Payment of the dividends under the dividend policy will be subject to the discretion of the Board of Directors. The Company will review the dividend policy on an ongoing basis and may amend the policy at any time in light of the Company’s then current financial position, profitability, cash flow, debt covenant compliance, legal requirements and other factors considered relevant.

CONSOLIDATED CAPITALIZATION

The following table sets forth the Company’s cash, indebtedness and shareholders’ equity as of September 30, 2020. Other than as set out below, there has been no material change in the share and loan capital of the Company on a consolidated basis, since September 30, 2020. This table should be read in conjunction with the Company’s Interim Financial Statements and Interim MD&A.

Description of Capital	As at Sept 30, 2020	As at Sept 30, 2020 after giving effect to the Subsequent Events(1)

Cash and cash equivalents	232,436,000	222,467,000

Indebtedness	169,310,000	159,622,000

Number of Common shares outstanding	221,134,187	221,134,187

Shareholders’ Equity

Share Capital	1,081,110,000	1,081,110,000

Equity Reserves	98,536,000	98,536,000

Deficit	(373,445,000)	(373,726,000)

Total Shareholders’ Equity	806,201,000	805,920,000

Notes:

(1) Subsequent to September 30, 2020, the Company paid down all amounts outstanding under its revolving credit facility of $10.0 million with a carrying value of $9.7 million and unamortized interest of $0.3 million. The Company does not presently have any indebtedness under the revolving credit facility but may draw down amounts in the future.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds for general working capital purposes, for expansion of existing operations, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. More detailed information regarding the use of proceeds and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Securityholders.

The terms under which Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Company may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities. The Company may issue and sell Securities with an aggregate total offering price of up to US$300,000,000 (or the equivalent thereof in Canadian dollars or any other currencies).

The Company may sell the Securities, separately or together, to or through underwriters, dealers or agents, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Any initial offering price and discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of an “at-the-market distribution” and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Units and Warrants will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Subscription Receipts, Units and Warrants may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Units and Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The Company is authorized to issue an unlimited amount of Common Shares, without par value, of which 221,686,664 are issued and outstanding as of the date hereof. There are also options outstanding to purchase up to 7,352,439 Common Shares at prices ranging from C$4.80 to C$88.72, 184,483 Restricted Stock Units and 109,035 Performance Stock Units outstanding as of the date hereof. Holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company’s shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by the Escrow Agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). If underwriters, dealers or agents are used in the sale of any Subscription Receipts, one or more of such underwriters, dealers or agents may also be a party to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriter, dealer or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. Purchasers of Subscription Receipts should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the

Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in the applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of the Subscription Receipts being offered;

•	the price at which the Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by the holders of the Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•	the identity of the Escrow Agent;

•

the conditions (the “Release Conditions”) that must be met in order for holders of the Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of the Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of the Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of the Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•

the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters, dealers or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters, dealers or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of the Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of the Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, as registered securities or both;

•

provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Subscription Receipts on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or a combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters, dealers or agents, a portion of the Escrowed Funds may be released to such underwriters, dealers or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of votes of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security composing such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Units;

•	the price at which the Units will be offered;

•	the designation and terms of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Units will be issued in fully registered or global form;

•	whether the Company will apply to list the Units on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

•	any other material terms and conditions of the Units.

Warrants

The following description sets forth certain general terms and provisions of Warrants that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreements or warrant indentures to be entered into by the Company and one or more banks or trust companies acting as warrant agent.

The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant indenture, if any. Potential purchasers of Warrants should refer to the warrant indenture, if any, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture, if any, relating to an offering or Warrants will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the designation, number and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire, including any “early termination” provisions;

•	the exercise price of the Warrants;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•

provisions as to modification, amendment or variation of the warrant indenture or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Warrants on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms and conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities underlying the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, in the manner set forth in the applicable indenture(s) or certificates, including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PRIOR SALES

A description of prior sales of the Securities will be provided as required in each Prospectus Supplement to this Prospectus.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX in Canada under the symbol “FR” and are listed on the NYSE in the United States under the symbol “AG”. Trading price and volume of the Common Shares will be provided as required in each Prospectus Supplement to this Prospectus.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained in and incorporated by reference into this Prospectus and any applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company’s most recent annual information form under the heading “Description of Business - Risk Factors”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. See “Documents Incorporated by Reference”.

Challenges to Advance Pricing Agreement

As more particularly set out in the Annual Information Form under “Risk Factors - Challenges to the Advance Pricing Agreement”, the Mexican tax authority, the SAT initiated a proceeding in 2015 seeking to nullify the APA which it had previously issued to the Company’s subsidiary, PEM, with respect to the San Dimas mine in 2012. The APA had confirmed PEM’s basis for paying taxes on the price PEM realized for silver sales pursuant to an internal stream agreement (the “Internal Stream”) with a Barbados affiliate between 2010 and 2014. If the SAT’s nullification challenge is successful it would have a material adverse effect on the Company’s business, financial condition and results of operations.

Since the SAT initiated nullification proceedings, the SAT has issued observation letters to PEM stating that PEM should pay taxes on the market price of silver sold under the Internal Stream rather than the actual realized revenue. In 2019 the SAT issued reassessments (the “Reassessments”) of PEM’s taxation years 2010 to 2012 in the total amount of $219.0 million (MXP 4,919 million) inclusive of interest, inflation and penalties. The Company believes that the Reassessments were issued in violation of the terms of the APA. The Company has attempted to seek to resolve its differences with the SAT using both local administrative and legal procedures, including a constitutional challenge (called an amparo) before a District Court, which proceedings have yet to be resolved and are currently further delayed due to the COVID-19 crisis. The Company has also sought to resolve these disputes pursuant to mutual agreement procedures contained in three separate double taxation treaties to which México is party with Canada, Barbados and Luxembourg. The SAT has repeatedly and unilaterally rejected requests for dispute resolution pursuant to these mutual agreement procedures and has taken actions which the Company considers to be contrary to law to secure amounts it claims are owed pursuant to the Reassessments. These notifications impose certain restrictions on PEM’s ability to deal with its assets until this matter is resolved.

On May 13, 2020, the Company announced that it has taken steps to serve the Government of México with a NAFTA Notice under the provisions of Chapter 11 of NAFTA with respect to these matters. The service of the NAFTA Notice by the Company on the Government of México initiated a 90-day process for the Government of México to enter into good faith and amicable negotiations with the Company to resolve the current dispute between the Company and the Government of México. On August 11, 2020, this 90-day process deadline expired without any resolution to the dispute. On September 23, 2020 the Federal Court issued a decision nullifying the APA and directing the SAT to issue a new APA ruling and on November 12, 2020 the Company received written reasons for the decision from the Federal Court. On November 30, 2020 the Company filed an appeal of the Federal Court’s decision to the Circuit Courts. The Company intends to continue to challenge the actions of the SAT in Mexican courts, however due to the ongoing COVID-19 crisis, the Mexican courts are currently available only on a restricted basis for further hearings on these matters

The Company is unable to provide any certainty as to the outcome or timing of such challenge. No tax is payable under the Reassessments while such challenges are in process.

The SAT has not yet issued a new APA ruling or re-assessed PEM in respect of its sales of silver for 2013 or 2014. While the Company may have rights of appeal in connection with any reassessments, if the legal proceeding is finally concluded in favor of the SAT, the amount of additional taxes that the SAT could charge PEM for the tax years 2010 through 2014 would likely have a material adverse effect on the Company’s results of operations, financial condition and cash flows. In addition, whether or not SAT is successful in any proceedings and whether or not SAT has any legal basis to do so, the SAT may take further measures to restrict or seize PEM’s assets in México, which could also have a material adverse effect on the Company.

Public Health Crises

Global financial conditions and the global economy in general have, at various times in the past and may in the future, experience extreme volatility in response to economic shocks or other events, such as the ongoing situation concerning COVID-19. Many industries, including the mining industry, are impacted by volatile market conditions in response to the widespread outbreak of epidemics, pandemics or other health crises. Such public health crises and the responses of governments and private actors can result in disruptions and volatility in economies, financial markets and global supply chains as well as declining trade and market sentiment and reduced mobility of people, all of which could impact commodity prices, interest rates, credit ratings, credit risk and inflation.

The Company’s business could be materially adversely affected by the effects of the COVID-19 pandemic. As at the date of this Prospectus, the global reactions to the spread of COVID-19 have led to, among other things, significant restrictions in many jurisdictions on travel and gatherings of individuals, quarantines, temporary business closures and a general reduction in consumer activity. Although quarantines have been lifted in many jurisdictions, certain jurisdictions that have previously lifted quarantines have been required to re-impose them. While these effects are expected to be temporary, the duration of the disruptions to business internationally and the related financial impact on the Company and the economy in general cannot be estimated with any degree of certainty at this time. In addition, the increasing number of individuals infected with COVID-19 has resulted in a widespread global health crisis that has adversely affected global economies and financial markets and could result in a protracted economic downturn that could have an adverse effect on the demand for precious metals and the Company’s future prospects.

In particular, the continued spread of COVID-19 globally could materially and adversely impact the Company’s business, including without limitation, employee health, workforce availability and productivity, limitations on travel, supply chain disruptions, increased insurance premiums, increased costs and reduced efficiencies, the availability of industry experts and personnel, restrictions on the Company’s exploration and drilling programs and/or the timing to process drill and other metallurgical testing and the slowdown or temporary suspension of operations at some or all of the Company’s properties, resulting in reduced production volumes. Although the Company has the capacity to continue certain administrative functions remotely, many other functions, including mining operations, cannot be conducted remotely.

On March 24, 2020, the Mexican federal government implemented a decree imposing certain preventive measures aimed at mitigating the impact of COVID-19. The decree temporarily suspended certain activities relating to physical gatherings and the transit or movement of individuals and was subsequently amended to restrict access and require the closure of the Company’s mines from April 3, 2020. On May 13, 2020, the Mexican government officially confirmed that mining was deemed essential and operations were permitted to restart on May 18, 2020. On May 23, 2020, Mexican government authorized the Company to restart its mining operations, however, there can be no guarantee that the decree will not be amended in the future to impose more severe measures or restrictions or that state governments in those jurisdictions in which the Company’s facilities are located will not pass similar decrees reducing or preventing access to the Company’s facilities, potentially causing disruption or closure of one or more of the Company’s mines.

As a result of the temporary closures of its facilities the Company experienced loss of production at its facilities during the second and third financial quarters of 2020. As at early November, the Company’s three operating mines had returned to normal operations. Worker availability is a challenge but has been gradually improving and is being mitigated by increasing the use of temporary workers and contractors. There is no guarantee that the Company will not experience significant disruptions to or additional closures of some or all of its active mining operations due to COVID-19 restrictions in the future. Any such disruptions or closures could have a material adverse effect on the Company’s production, revenue, net income and business. In addition, parties with whom the Company does business or on whom the Company is reliant, including suppliers and refineries may also be adversely impacted by the COVID-19 crisis which may in turn cause further disruption to the Company’s business, including delays or halts in availability or delivery of consumables and delays or halts in refining of ore from the Company’s mines. Any long term closures or suspensions may also result in the loss of personnel or the workforce in general as employees seek employment elsewhere.

The impact of COVID-19 and government responses thereto may also continue to have a material impact on financial markets and could constrain the Company’s ability to obtain equity or debt financing in the future, which may have a material and adverse effect on its business, financial condition and results of operations.

The Silver Purchase Agreement

As disclosed under “Recent Developments” the Company has entered into the Silver Purchase Agreement related to the Springpole project, a development stage mining project located in northwest Ontario, Canada that is not currently a producing mine. Accordingly, the Company is subject to risks related to the development of the Springpole project, including the risk that the project may never be developed into a mine and go into production. Development of Springpole into an operating mine is subject to the inherent risks of developing a mining project. The Company is not directly involved in the ownership or operation of Springpole and has no contractual rights relating to its operations. First Mining, not the Company, has the power to determine the manner in which the Springpole is developed and ultimately exploited, including decisions to develop a mine, commence production, expand, advance, continue, reduce, suspend or discontinue production. As a result, the ability of the Company to purchase payable silver produced at Springpole at the agreed upon price is dependent upon the activities of First Mining, which creates the risk that at any time First Mining may: (i) have business interests or targets that are inconsistent with those of the Company including a decision not to take the Springpole mine into production; (ii) take action contrary to the Company’s policies or objectives; (iii) be unable or unwilling to fulfill its obligations under the Silver Purchase Agreement; or (iv) experience financial, operational or other difficulties, including insolvency, which could limit or suspend First Mining’s ability to perform its obligations under the Silver Purchase Agreement. In addition, upon certain milestones described in the Silver Purchase Agreement being achieved, the Company is required to make additional payments totalling US$12,500,000 in cash and Common Shares of the Company. In the event the Company fails to make such payments, First Mining would have the ability to terminate the Silver Purchase Agreement. If the Silver Purchase Agreement was terminated, the Company would have no right to purchase payable silver from Springpole under the Silver Purchase Agreement as contemplated.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

There is no public market for the Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchange. If the Warrants, Subscription Receipts or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Warrants, Subscription Receipts or Units or that a trading market for these securities will develop.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NYSE or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange. There can be no assurance of the price at which the Common Shares that become listed and posted for trading on a stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company from time to time. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company that are issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for the securities of the Company that are issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Dividend Policy

The declaration, timing, amount and payment of dividends are at the discretion of the Board of Directors and will depend on then current financial position, profitability, cash flow, debt covenant compliance, legal requirements and other factors considered relevant. There can be no assurance that the Company will declare a dividend on a quarterly, annual or other basis.

Discretion Regarding Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

INTERESTS OF EXPERTS

Deloitte LLP is the independent registered public accounting firm of the Company and is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British and the applicable rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States).

John Morton Shannon, P. Geo and Rod Webster, M.AIG, of AMC Mining Consultants (Canada) Ltd., Peter Oshust, P. Geo. formerly of Amec Foster Wheeler Americas Ltd., Nathan Eric Fier, P. Eng., formerly of

Silvercrest Metals Inc., David Rowe, CPG of Rowearth, LLC, Jesus M. Velador Beltran, MMSA, formerly of the Company and Joaquin Merino, P. Geo, Maria E. Vazquez Jaimes, P. Geo., Gregory Kenneth Kulla, P. Geo., Ramon Mendoza Reyes, P. Eng., Phillip J. Spurgeon, P. Geo. of the Company, prepared certain technical reports or information relating to the Company’s mining properties. To management’s knowledge, Mr. Shannon, Mr. Webster, Mr. Oshust, Mr. Fier, Mr. Velador Beltran, Mr. Rowe and Mr. Merino, do not have any registered or beneficial interests, direct or indirect, in any securities or other property of the Company (or of any of its associates or affiliates). Mr. Merino is a Geologist of the Company, Ms. Vazquez Jaimes is the Geological Database Manager of the Company, Mr. Kulla is the Vice President of Exploration of the Company, Mr. Mendoza Reyes is the Vice President of Technical Services of the Company and Mr. Spurgeon is the Senior Resource Geologist of the Company. Each of Ms. Vazquez Jaimes, Mr. Kulla, Mr. Mendoza Reyes and Mr. Spurgeon hold stock options, restricted share units and/or performance share units of the Company which represent less than 1% of the outstanding shares of the Company.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Bennett Jones LLP, Vancouver, B.C., as to Canadian legal matters, and Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington, as to United States legal matters. As of the date hereof, the partners and associates of Bennett Jones LLP own, directly or indirectly, less than 1% of the Common Shares and the partners and associates of Dorsey & Whitney LLP own, directly or indirectly, less than 1% of the Common Shares. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Keith Neumeyer, a director of the Company, resides outside of Canada. Mr. Neumeyer has appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent

Keith Neumeyer	Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, British Columbia V6E 2X8

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

CONTRACTUAL RIGHTS OF RESCISSION

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Subscription Receipts and Warrants if offered separately without any other Securities, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Majestic Silver Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible	penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible

proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding”	includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1

Annual information form for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 30, 2020) (File No. 001-34984).

4.2

Audited consolidated financial statements for the years ended December 31, 2019 and 2018, together with the independent registered public accounting firm’s report thereon and the notes thereto (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 30, 2020) (File No. 001-34984).

4.3

Management’s discussion and analysis for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on March 30, 2020) (File No. 001-34984).

4.4

Unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2020 and September 30, 2019, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of First Majestic Silver Corp. containing such document, filed on November 5, 2020) (File No. 001-34984).

4.5

Management’s discussion and analysis for the three and nine months ended September 30, 2020 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of First Majestic Silver Corp. containing such document, filed on November 5, 2020) (File No. 001-34984).

4.6

Management information circular, dated May 1, 2020, prepared in connection with the annual meeting of shareholders held on June 9, 2020 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of First Majestic Silver Corp., filed on May 1, 2020) (File No. 001-34984).

4.7	Material change report, dated June 18, 2020 (incorporated by reference to the Report on Form 6-K of First Majestic Silver Corp. containing such document, filed on June 19, 2020) (File No. 001-34984).

5.1	Consent of Deloitte LLP.

5.2*	Consent of John Morton Shannon, P. Geo.

5.3*	Consent of Rod Webster, M.AIG.

5.4*	Consent of Peter Oshust, P. Geo.

5.5	Consent of Nathan Eric Fier, P. Eng.

5.6*	Consent of David Rowe, CPG

5.7	Consent of Jesus M. Velador Beltran, MMSA

5.8	Consent of Joaquin Merino, P. Geo.

5.9	Consent of Maria E. Vazquez, P. Geo.

5.10*	Consent of Gregory Kenneth Kulla, P. Geo.

5.11*	Consent of Ramon Mendoza Reyes, P. Eng.

5.12	Consent of Phillip J. Spurgeon, P. Geo.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

First Majestic Silver Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, First Majestic Silver Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Majestic Silver Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Majestic Silver Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on December 14, 2020.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
	Name:	Keith Neumeyer
	Title:	President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Neumeyer and Raymond Polman, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on December 14, 2020:

Signature	Title

/s/ Keith Neumeyer Keith Neumeyer	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ Raymond Polman Raymond Polman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas Penrose Douglas Penrose	Director (Chairman of the Board of Directors)

/s/ Robert McCallum Robert McCallum	Director

/s/ Ana Lopez Ana Lopez	Director

/s/ Marjorie Co Marjorie Co	Director

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Majestic Silver Corp. in the United States, on December 14, 2020.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

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